EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-290205 and No. 333-271298) on Form S-4 and (No. 333-292058, No. 333-281662, No. 333-279552, No. 333-272345, No. 333-256458, No. 333-217793, No. 333-190646, No. 333-168761, No. 333-168760, No. 333-168758, No. 333-159935, No. 333-142742, No. 333-91682, and No. 333-31366) on Form S-8 of our report dated March 3, 2026, with respect to the consolidated financial statements of HNI Corporation and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
March 3, 2026